Exhibit 8

JOINDER TO STOCKHOLDERS AGREEMENT

This Joinder to Stockholders Agreement (this “Joinder”) is made as of the date set forth below by the undersigned (the “Joiner”) in accordance with the Stockholders Agreement, dated as of July 29, 2021 (as it may be amended, restated, supplemented or otherwise modified from time to time in accordance with its terms, the “Stockholders Agreement”), by and among Cyxtera Technologies, Inc., a Delaware corporation (f/k/a Starboard Value Acquisition Corp.), and the other parties thereto. Capitalized terms used but not defined herein have the meanings given in the Stockholders Agreement.

The Joiner hereby acknowledges, agrees and confirms that, by its execution and delivery of this Joinder, the Joiner shall be deemed a party to the Stockholders Agreement as of the date hereof as a “Permitted Transferee” thereunder in accordance with the terms thereof, as if it had executed and delivered the Stockholders Agreement. The Joiner hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions of the Stockholders Agreement that apply to a Permitted Transferee, including, without limitation, the Transfer restrictions set forth in Article III of the Stockholders Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has executed this Joinder as of the date set forth below.

BCEC-SIS HOLDINGS L.P.
By: CIE Management IX Limited, its general partner

By:	/s/ Lee Clark
Name:	Lee Clark
Title: Date:	Director July 29, 2022

By: CIE Management IX Limited, its general partner

By:	/s/ Lee Clark
Name:	Lee Clark
Title: Date:	Director July 29, 2022

[Signature Page to Joinder to Stockholders Agreement]